EXHIBIT 5.1

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

December 22, 2017
United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908

Re.:	Registration Statement on Form S-8 relating to the United Natural Foods, Inc. Second Amended and Restated 2012 Equity Incentive Plan
Ladies and Gentlemen:
We have acted as counsel to United Natural Foods, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to 1,800,000 shares (the “Shares”) of common stock, par value $0.01 (the “Common Stock”), of the Company to be issued pursuant to the United Natural Foods, Inc. Second Amended and Restated 2012 Equity Incentive Plan (the “Plan”).
In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.
Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
     The opinions expressed above are limited to the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal law of the United States.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
     This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.
Sincerely,
/s/ Bass, Berry & Sims PLC